UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

CROSS COUNTRY HEALTHCARE, INC.

(Name of Registrant as Specified In Its Charter)

______________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(2)

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(3)

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CROSS COUNTRY HEALTHCARE, INC.
6551 Park of Commerce Boulevard
Boca Raton, Florida 33487

April 7, 2008

Dear Cross Country Healthcare Stockholder:

I invite you to attend our Annual Meeting of Stockholders. The meeting will be held on Tuesday, May 6, 2008, at 11:00 a.m. Eastern Daylight Time at the offices of Proskauer Rose LLP at 1585 Broadway, New York, New York 10036-8299.

On the following pages you will find the Notice of Meeting, which lists the matters to be considered and acted upon at the meeting, and the Proxy Statement. After the formal business session, we will discuss the financial results for 2007 and report on current operations.

Your vote is very important regardless of the number of shares you own. Detailed voting instructions appear on page 1 of the Proxy Statement. The Board of Directors unanimously recommends that you vote “FOR” Proposals I and II described in the Proxy Statement.

Sincerely,

Joseph A. Boshart
President and Chief Executive Officer

CROSS COUNTRY HEALTHCARE, INC.
6551 Park of Commerce Boulevard
Boca Raton, Florida 33487

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 6, 2008

To the Holders of Common Stock:

The Annual Meeting of Stockholders of Cross Country Healthcare, Inc. (the “Company”) will be held at the offices of Proskauer Rose LLP at 1585 Broadway, New York, New York 10036-8299 on Tuesday, May 6, 2008, at 11:00 a.m. Eastern Daylight Time for the following purposes:

1.

To elect seven directors to the Company’s Board of Directors to hold office until the next Annual Meeting or until their successors are duly elected and qualified;

2.

To approve and ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

4.

To transact such other business, if any, as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 7, 2008 are entitled to receive notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Stephen W. Rubin
Secretary

April 7, 2008

CROSS COUNTRY HEALTHCARE, INC.
6551 Park of Commerce Boulevard
Boca Raton, Florida 33487

PROXY STATEMENT

——————————————————————

GENERAL INFORMATION

These proxy materials are furnished in connection with the solicitation by the Board of Directors of Cross Country Healthcare, Inc. (“Cross Country,” “the Company,” “our,” “we,” or “us”), a Delaware corporation, of proxies to be voted at our 2008 Annual Meeting of Stockholders (the “Annual Meeting”) or at any adjournment or postponement thereof.

You are invited to attend our Annual Meeting on Tuesday, May 6, 2008, beginning at 11:00 a.m. Eastern Daylight Time at the offices of Proskauer Rose LLP at 1585 Broadway, New York, New York 10036-8299. This Proxy Statement, form of proxy and voting instructions are being mailed to our stockholders on or about April 7, 2008.

Stockholders Entitled to Vote. Persons holding shares of Cross Country’s common stock, par value $.0001 per share (the “Common Stock”), at the close of business on March 7, 2008, the record date for the Annual Meeting, are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 30,906,271 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Proxies. Your vote is important. Stockholders of record may vote their proxies by marking the appropriate boxes on the enclosed proxy card and by signing, dating and returning the card in the enclosed envelope. You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice of revocation to the Company (to the attention of the Inspectors of Election), timely delivering a valid, later-dated proxy or voting by ballot at the Annual Meeting.

Vote at the Annual Meeting. Your mail-in vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card but do not give voting instructions, the shares represented by the proxy will be voted by the Proxy Committee as recommended by the Board of Directors.

The Proxy Committee consists of Joseph A. Boshart and Thomas C. Dircks. Proxy cards, unless otherwise indicated by the stockholder, confer upon the Proxy Committee discretionary authority to vote all shares of stock represented by the proxies on any matter which may be properly presented for action at the Annual Meeting even if not covered herein. If any of the nominees for director named in Proposal I—Election of Directors should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors in place of such nominee. The Board of Directors is not aware of any matter for action by the stockholders at the Annual Meeting other than the matters described in the Notice.

Quorum. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding entitled to vote at the Annual Meeting is required to constitute a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Required Vote. The affirmative vote of a plurality of the shares represented at the Annual Meeting, in person or by proxy and entitled to vote is required for the election of directors. Votes withheld, abstentions and broker non-votes will not have any effect on the outcome of voting with respect to the election of directors, unless no affirmative votes are received for a nominee. The affirmative vote of holders of a majority of shares represented at the Annual Meeting, in person or by proxy and entitled to vote is required for the ratification of the Audit Committee selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Abstentions have the same effect as a vote against any proposal. Broker non-votes are deemed not entitled to vote and are not counted as votes for or against any proposal.

Proxy Solicitation. The Company will bear the cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Stockholder Communications. The Board of Directors has adopted a process by which stockholders may communicate with our directors. Any stockholder wishing to do so, may call our toll-free phone number at 800-354-7197 or send an e-mail to governance@crosscountry.com. All such communications will be kept confidential and forwarded directly to the Board of Directors or any individual director or committee of the Board of Directors, as applicable.

Code of Ethics and Business Ethics Policy. Cross Country has adopted a code of ethics and a business ethics policy that applies to all of our employees, including executive officers and the Board of Directors. The code of ethics and business ethics policy are available on our website at www.crosscountryhealthcare.com under “Investor Relations” and the code of ethics has been filed with the Commission as an exhibit to our Form 10-K for the year ended December 31, 2004, and incorporated by reference into our Form 10-K for the year ended December 31, 2007.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 7, 2008, regarding the beneficial ownership of our Common Stock by each person who is known by us to be the beneficial owner of more than 5% of our Common Stock, our Chief Executive Officer, Chief Financial Officer and the three most highly compensated persons (other than the CEO and CFO) who were serving as executive officers at December 31, 2007 (“Named Executive Officers” or the “NEOs”), each of our directors and director nominees, and all directors and executive officers as a group. The percentages in the last column are based on 30,906,271 shares of Common Stock outstanding on March 7, 2008, plus the number of shares of Common Stock deemed to be beneficially owned by such individual or group pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In each case, except as otherwise indicated in the footnotes to the table, the shares shown in the second column are owned directly by the individual or members of the group named in the first column and such individual or group members have sole voting and dispositive power with respect to the shares shown. For purposes of this table, beneficial ownership is determined in accordance with federal securities laws and regulations. Persons shown in the table disclaim beneficial ownership of all securities not held by such persons directly and inclusion in the table of shares not owned directly by such persons does not constitute an admission that such shares are beneficially owned by the director or officer for purposes of Section 16 of the Exchange Act or any other purpose.

Name	Number of Shares of Common Stock Beneficially Owned		Percentage of Outstanding Common Stock Owned
Artisan Partners Limited Partnership	4,299,956	(a)(b)	13.9%
Wells Fargo & Company	3,828,654	(a)(c)	12.4%
Third Avenue Management LLC	3,407,969	(a)(d)	11.0%
Dimensional Fund Advisors LP	2,715,610	(a)(e)	8.8%
Royce & Associates, LLC	2,505,100	(a)(f)	8.1%
Charterhouse Equity Partners III, L.P.	2,461,432	(a)(g)	8.0%
Dawson-Herman Capital Management, Inc.	1,746,395	(a)(h)	5.7%
Joseph A. Boshart	787,833	(i)(j)(k)	2.5%
W. Larry Cash	31,475	(i)(k)	* %
C. Taylor Cole Jr.	—	(k)(l)	—%
Thomas C. Dircks	—	(k)(l)	—%
Gale Fitzgerald	2,725	(i)(k)	* %
Emil Hensel	463,055	(i)(k)(m)	1.5%
Anthony Sims	88,640	(i)(k)	* %
Joseph Trunfio	27,475	(i)(k)	* %
Jonathan W. Ward	207,623	(i)(k)	* %
Carol D. Westfall	44,598	(i)(k)	* %
All directors and executive officers as a group	2,166,608	(n)	6.7%

———————

*

Less than 1%

(a)

Addresses are as follows: Artisan Partners Limited Partnership, 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202; Wells Fargo & Company, 420 Montgomery Street, San Francisco, CA 94163; Third Avenue Management LLC, 622 Third Avenue, 32nd Floor, New York, New York 10017; Dimensional Fund Advisors LP and affiliates, 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401; Royce & Associates, LLC, 1414 Avenue of the Americas, New York, NY 10019; Charterhouse Equity Partners III, L.P. 1105 N. Market Street, Suite 1300, Wilmington, DE 19899; and Dawson-Herman Capital Management, Inc. 354 Pequot Avenue, Southport, CT 06890.

(b)

The information regarding the beneficial ownership of shares by Artisan Partners Limited Partnership was obtained from its statement on Schedule 13G/A, filed with the Commission on February 13, 2008. Such statement discloses that Artisan Partners Limited Partnership, Artisan Investment Corporation, ZFIC, Inc., Andrew A. Ziegler and Carlene M. Ziegler possess shared dispositive power over 4,299,956 shares and shared voting power over 3,842,856 shares and Artisan Funds, Inc. possesses shared dispositive and voting power over 2,329,700 shares.

(footnotes continued on following page)

(footnotes continued from previous page)

(c)

The information regarding the beneficial ownership of shares by Wells Fargo & Company was obtained from its statement on Schedule 13G/A, filed with the Commission on January 23, 2008. Such statement discloses that Wells Fargo & Company possesses sole dispositive power over 3,782,654 and sole voting power over 3,793,829 shares.

(d)

The information regarding the beneficial ownership of shares by Third Avenue Management LLC was obtained from its statement on Schedule 13G/A, filed with the Commission on February 14, 2008. Such statement discloses that Third Avenue Management LLC possesses sole dispositive and voting power over 3,407,969 shares.

(e)

The information regarding the beneficial ownership of shares by advisory clients of Dimensional Fund Advisors LP was obtained from its statement on Schedule 13G/A, filed with the Commission on February 6, 2008. In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over the number of shares described in the Schedule 13G/A that are owned by funds and may be deemed to be the beneficial owner.

(f)

The information regarding the beneficial ownership of shares by Royce & Associates, LLC was obtained from its statement on Schedule 13G/A, filed with the Commission on January 28, 2008. Such statement discloses that Royce & Associates, LLC possesses sole dispositive and voting power over 2,505,100 shares.

(g)

The general partner of Charterhouse Equity Partners III, L.P. (“CEP III”) is CHUSA Equity Investors III, L.P., whose general partner is Charterhouse Equity III, Inc., a wholly owned subsidiary of Charterhouse Group, Inc. (“Charterhouse”). The information regarding the beneficial ownership of shares by Charterhouse Equity Partners III, L.P. was obtained from its statement on Schedule 13G/A filed with the Commission on February 12, 2008. Such statement discloses that Charterhouse Equity Partners III, L.P. possesses sole dispositive and voting power over 2,461,432 shares.

(h)

The information regarding the beneficial ownership of shares of Dawson-Herman Capital Management, Inc. was obtained from its statement on Schedule 13G, filed with the Commission on February 14, 2008. Such statement discloses that Dawson-Herman Capital Management, Inc. possesses sole dispositive and voting power over 1,746,395 shares.

(i)

Includes shares of Common Stock which such individuals have the right to acquire through the exercise of stock options within 60 days of March 7, 2008 as follows: Joseph A. Boshart, 489,354; W. Larry Cash, 26,750; Emil Hensel, 310,555; Anthony Sims, 82,418; Joseph Trunfio, 24,750; Jonathan W. Ward, 189,644; and Carol D. Westfall, 23,215. Includes restricted shares as follows: Joseph A. Boshart, 16,920; W. Larry Cash, 2,725; Gale Fitzgerald, 2,725; Emil Hensel, 10,998; Anthony Sims, 5,922; Joseph Trunfio, 2,725; Jonathan W. Ward, 8,460; and Carol D. Westfall, 4,230.

(j)

Mr. Boshart holds 185,668 shares directly, his wife holds 81,722 shares and each of his three children holds 31,089 shares.

(k)

Address is c/o Cross Country Healthcare, Inc., 6551 Park of Commerce Boulevard, NW, Boca Raton, Florida 33487.

(l)

Thomas C. Dircks is an executive officer and director of Charterhouse. C. Taylor Cole Jr. is an executive officer of Charterhouse.

(m)

Mr. Hensel holds 20,998 shares directly, his wife holds 131,502 shares. In addition, Mr. Hensel’s two sons hold 33,086 shares in the aggregate and 17,032 shares are held by his daughter, but they are adults and as a result, he disclaims beneficial ownership of these shares.

(n)

Includes 1,576,108 shares of Common Stock which the directors and executive officers have the right to acquire through the exercise of stock options within 60 days of March 7, 2008. Includes 79,662 restricted shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of (i) the copies of Section 16(a) reports which we have received from such persons or entities for transactions in our Common Stock and their Common Stock holdings for year ended December 31, 2007, and (ii) the written representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for such fiscal year, we believe that, except as described in the immediately following sentence, all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and beneficial owners of more than 10% of our Common Stock. Carol D. Westfall, the President of Cejka Search failed to file a Form 4 reflecting a swap transaction effected on November 20, 2007.

PROPOSAL I

ELECTION OF DIRECTORS

The Board of Directors currently consists of seven members. All of the directors currently serving on the Board of Directors have been nominated by the Nominating Committee of the Board of Directors to stand for re-election at the Annual Meeting to one year terms. The Board of Directors unanimously approved this nomination. Each nominee elected will hold office until the Annual Meeting of Stockholders to be held in 2009 and until a successor has been duly elected and qualified, unless prior to such meeting a director shall resign, or his or her directorship shall become vacant due to his or her death or removal.

Each nominee has agreed to serve, if elected, and management has no reason to believe that they will be unavailable to serve. If any of the nominees should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors in place of such nominee. Shares represented by proxies that are returned properly signed will be voted FOR the nominees unless the stockholder indicates on the proxy that authority to vote the shares is withheld for one or more or for all of the nominees listed. A proxy cannot be voted for a greater number of persons than the seven nominees named below. Directors are elected by a plurality of the votes cast. Votes withheld, abstentions and broker non-votes will not have any effect on the outcome of voting with respect to the election of directors, unless no affirmative votes are received for a nominee.

The following seven individuals have been nominated for election at the Annual Meeting for a one year term ending upon the 2009 Annual Meeting of Stockholders:

Name	Age	Position
Joseph A. Boshart	51	President, Chief Executive Officer and Director
Emil Hensel	57	Chief Financial Officer and Director
W. Larry Cash	59	Director
C. Taylor Cole Jr.	39	Director
Thomas C. Dircks	50	Director
Gale Fitzgerald	57	Director
Joseph Trunfio	61	Director

The Board recommends that holders vote “FOR” the election of the nominees.

The following information sets forth the principal occupation and employment during at least the past five years of each director nominee, positions and offices with us, and certain other information. No family relationship exists among any of the nominees or executive officers.

Joseph A. Boshart has served as President and Chief Executive Officer (“CEO”) since July 1999, and formerly served in such capacities at our predecessor since 1994. He has served as a director since July 1999. Mr. Boshart holds a B.S. degree in Economics from the University of Michigan.

Emil Hensel has served as Chief Financial Officer (“CFO”) since July 1999 and formerly served in such capacity at our predecessor since 1991. He has served as a director since July 1999. Mr. Hensel holds a B.S. degree in electrical engineering from Columbia University, a Masters degree in Engineering from Johns Hopkins University and an M.B.A. from New York University.

W. Larry Cash has been a director and Audit Committee member since October 2001 and a Compensation Committee member since May 2006. He has been the Executive Vice President and Chief Financial Officer of Community Health Systems since September 1997 and a Director of Community Health Systems since May 2001. Prior to joining Community Health Systems, Mr. Cash served as Vice President and Group Chief Financial Officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana, Inc., most recently as Senior Vice President of Finance and Operations from 1993 to 1996. He received his B.S. in Accounting from the University of Kentucky at Lexington in 1970.

C. Taylor Cole Jr. has been a director since March 2004. Mr. Cole has been a Partner at Charterhouse, a private equity firm, since October 2002. Mr. Cole served as Senior Vice President of Charterhouse from June 2001 to October 2002 and served as Vice President from January 2000 to June 2001. He has been employed at Charterhouse since July 1998. He received a B.A. in History in 1991 and an M.B.A. in 1998 from the University of Virginia.

Thomas C. Dircks has been a director since July 1999, a member of the Compensation Committee since October 2001 and a member of the Nominating Committee since March 2004. Mr. Dircks has been Managing Partner of Charterhouse since June 2002. Mr. Dircks served as President of Charterhouse from June 2001 until June 2002 and served as Executive Vice President of Charterhouse from July 2000 until June 2001. He has been employed as an executive officer of Charterhouse since 1983. He was previously employed as a Certified Public Accountant at a predecessor of PricewaterhouseCoopers, LLP. He holds a B.S. in Accounting and an M.B.A. from Fordham University.

Gale Fitzgerald has been a director and member of the Audit Committee since May 2007 and is currently a principal of TranSpend, Inc., a consulting company. Before co-founding TranSpend, Inc. in 2003, she served as the President of QP Group, Inc. Prior to joining QP Group, Inc. she served as the Chairman and Chief Executive Officer of Computer Task Group, Inc. from 1994 to 2000. She joined Computer Task Group, Inc. in 1991 as Senior Vice President and was promoted to President and Chief Operating Officer in July 1993. Prior to joining Computer Task Group, Inc., she was Vice President, Professional Services at International Business Machines Corporation, which evolved into IBM Global Services. Ms. Fitzgerald worked at IBM for 18 years in various technical, marketing and management positions. She is currently on the Boards of Health Net, Inc. and Diebold, Inc. She previously served on the Board of Kaleida Health, a health system comprising 5 hospitals and numerous community health centers from 1995 to 2002. Ms. Fitzgerald has a B.A. in Government from Connecticut College.

Joseph Trunfio has been a director and Audit Committee member since October 2001 and Nominating Committee member since May 2006. He has served as President and Chief Executive Officer of Atlantic Health System, a not-for-profit hospital group, since March 1999, where he is a member of the Board of Trustees. From July 1997 to February 1999, Mr. Trunfio served as President and Chief Executive Officer of Via Caritas Health System, a not-for-profit hospital group. Prior to his position with Via Caritas Health System, he served as President and Chief Executive Officer of SSM Healthcare Ministry Corp., a not-for-profit hospital group. Mr. Trunfio received his B.A. from St. John’s University (N.Y.) and holds a Ph.D. in Clinical Psychology from the University of Miami.

Pursuant to our Amended and Restated Stockholders Agreement dated August 23, 2001, CEP III had the right to designate two directors for nomination to our board of directors. This number (i) decreased to one director when CEP III reduced its ownership by more than 50% of its holdings prior to our initial public offering as a result of a Secondary Offering in November 2006 pursuant to which CEP III sold 4,000,000 shares of the Company’s Common Stock and (ii) will decrease to zero upon a reduction of ownership by more than 90% of its holdings prior to our initial public offering. At this time, CEP has the right to nominate one director to our board of directors, but both Messrs. Dircks and Cole serve on our Board of Directors and have been nominated by the Nominating Committee to stand for re-election.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board of Directors has determined each of the following directors and nominees to be an “independent director” under the Nasdaq Stock Market (“Nasdaq”) Marketplace Rule 4200(a) (15):

W. Larry Cash

C. Taylor Cole Jr.

Thomas C. Dircks

Gale Fitzgerald

Joseph Trunfio

The Board of Directors has also determined that each member of the Audit, Compensation and Nominating Committees meets the applicable independence requirements set forth by Nasdaq, the Securities and Exchange Commission (the “Commission”) and the Internal Revenue Service. The Board of Directors has further determined that W. Larry Cash, a member and Chairman of the Audit Committee, is an “audit committee financial expert” as defined in the rules promulgated by the Commission.

Board Committees and Meetings

Meetings of the Board of Directors. During the year ended December 31, 2007, there were 5 meetings of the Board of Directors. Each director who served in such capacity during the year ended December 31, 2007 attended not less than 75% of the aggregate number of meetings of the Board of Directors and of the committee or committees thereof on which he or she served. All of the directors nominated for election to the Board except Gale Fitzgerald were members of the Board for the entire 2007 year. It is the practice of the Board of Directors to have the independent directors meet in an executive session at each meeting of the Board. It is also our policy that all directors should attend the Annual Meeting of Stockholders. All of the directors attended the 2007 Annual Meeting.

Committees of the Board of Directors. The three standing committees of the Board are the Audit, Compensation and Nominating Committees. Members of each committee, who are elected by the full Board, are named below.

Audit Committee

The Audit Committee consists of Messrs. Cash and Trunfio and Ms. Fitzgerald. Messrs. Cash and Trunfio both joined the Audit Committee upon their appointment to the Board in October 2001, Ms. Fitzgerald joined the Audit Committee upon her appointment to the Board in May 2007. Mr. Cash is the Chairman of the Audit Committee. Messrs. Cash and Trunfio and Ms. Fitzgerald are independent directors under the Commission’s rules and Nasdaq’s Marketplace rules for Audit Committees. The Audit Committee has adopted a written charter, which is available on our website at www.crosscountryhealthcare.com under “Investor Relations”. The Audit Committee is the principal agent of the Board of Directors in overseeing (i) the quality and integrity of the Company’s financial statements, (ii) legal and regulatory compliance, (iii) the independence, qualifications, and performance of the Company’s independent registered public accounting firm, (iv) the performance of the Company’s internal auditors, and (v) the integrity of management and the quality and adequacy of disclosures to stockholders. The Committee also:

•

is solely responsible for hiring and terminating our independent registered public accounting firm and pre-approving all auditing, as well as any audit-related, tax advisory and any other non-auditing services, to be performed by the independent registered public accounting firm;

•

reviews and discusses with Cross Country’s independent registered public accounting firm their quality control procedures and our critical accounting policies and practices;

•

regularly reviews the scope and results of audits performed by our independent registered public accounting firm and internal auditors;

•

meets with management to review the adequacy of our internal control framework and its financial, accounting, and reporting and disclosure control processes;

•

reviews our periodic filings and quarterly earnings releases;

•

reviews and discusses with our chief executive and financial officers the procedures they follow to complete their certifications in connection with Cross Country’s periodic filings with the Commission; and

•

discusses management’s plans with respect to our major financial risk exposures.

During the year ended December 31, 2007, there were 8 meetings of the Audit Committee. The Audit Committee regularly meets with the Company’s independent registered public accounting firm separate from management and regularly holds executive sessions.

The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flow statement, as required by Nasdaq rules. In addition to determining that Mr. Cash is an “audit committee financial expert” under the Commission’s rules, the Board has determined that Mr. Cash satisfies the Nasdaq rule requiring that at least one member of the Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being, or having been, a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Compensation Committee

The Compensation Committee oversees the compensation of our executives, our executive management structure, the compensation related policies and programs involving the Company’s executive management and the level of benefits of officers and key employees. The members of the Compensation Committee are Thomas C. Dircks and W. Larry Cash who are both independent directors under Nasdaq Marketplace Rule 4200(a)(15). Mr. Dircks is the Chairman of the Compensation Committee. During the year ended December 31, 2007, there were two meetings of the Compensation Committee. The Compensation Committee has adopted a written charter, which is available on our website at www.crosscountryhealthcare.com under “Investor Relations”.

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Company’s Chief Executive Officer. Compensation Committee meetings are regularly attended by the Chief Executive Officer of the Company, except for portions of the meetings with respect to voting or deliberation. The Compensation Committee’s Chairman reports the Committee’s recommendations on the executive compensation to the Board of Directors. The Compensation Committee has the authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

In December 2006, the Compensation Committee retained the services of Mercer Human Resources Consulting (“Mercer”) to assist the Committee in evaluating our existing executive compensation programs and make recommendations for changes, if necessary, in order to ensure an overall effective compensation plan and mix to reach the Committee’s goals. For more information regarding the Mercer engagement, please see the section captioned “Compensation Discussion and Analysis – Compensation Consultant” in this proxy statement.

Nominating Committee

The Nominating Committee consists of Mr. Thomas C. Dircks and Mr. Joseph Trunfio. The Nominating Committee has a written charter, which is available on our website at www.crosscountryhealthcare.com under “Investor Relations”. Both Mr. Dircks and Mr. Trunfio are independent directors under Nasdaq Marketplace Rule 4200(a)(15). Mr. Dircks is the Chairman of the Nominating Committee. The duties of the Nominating Committee are summarized as follows:

•

identifying individuals qualified to become Board members;

•

evaluating and recommending for the Board’s selection nominees to fill positions on the Board; and

•

overseeing the evaluation of the Board and management.

The Board’s current policy with regard to the consideration of director candidates recommended by stockholders is that the Nominating Committee will review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the Board (the current procedures are described below), and conduct inquiries as it deems appropriate. The Nominating Committee will consider for nomination any such proposed director candidate who is deemed qualified by the Nominating Committee in light of the minimum qualifications and other criteria for Board membership approved by the Board from time to time.

In considering director nominees, the Nominating Committee will consider the following:

•

the needs of the Company with respect to particular areas of specialized knowledge;

•

the relevant business experience of the nominee including any experience in healthcare, business, finance, accounting, administration or public service;

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the personal and professional integrity of the nominee;

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the nominee’s ability to commit the resources necessary to be an effective director of a public company, including the nominee’s ability to attend meetings; and

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the overall balance and diversity of the Board.

Other than the foregoing, there are no stated minimum criteria for nominees, although the Nominating Committee may also consider other facts as it may deem are in the best interests of the Company and its stockholders.

All stockholder recommendations for director candidates must be submitted to the Company’s legal department at 6551 Park of Commerce Blvd., NW, Boca Raton, Florida, 33487, who will forward all recommendations to the Nominating Committee. All stockholder recommendations for director candidates must be submitted to the Company not less than 120 calendar days prior to the first anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting.

All stockholder recommendations for director candidates must include the following information:

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The name and address of record of the stockholder;

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A representation that the stockholder is a record holder of the Company’s securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

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The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding 5 full fiscal years of the proposed director candidate;

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A description of the qualifications and background of the proposed director candidate that addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time;

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A description of all arrangements or understandings between any stockholder and the proposed director candidate;

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The consent of the proposed director candidate (i) to be named in the proxy statement relating to the Corporation’s annual meeting of stockholders, and (ii) to serve as a director if elected at such annual meeting; and

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Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Commission.

There have been no changes to the procedures by which stockholders may recommend nominees to our Board of Directors since our last disclosure of such procedures, which appeared in the definitive proxy statement for our 2007 Annual Meeting of Stockholders.

Except where the Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Nominating Committee is responsible for identifying and evaluating individuals qualified to become Board members, including nominees recommended by stockholders, and recommending to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board. Director nominees are selected by the Nominating Committee in accordance with the policies and principles in its charter and the criteria set forth above. There are no differences in the manner in which the Nominating Committee evaluates director nominees recommended by stockholders. The Nominating Committee has the authority to retain a search firm to identify or evaluate or assist in identifying and evaluating potential nominees.

During the year 2007, there was one Nominating Committee meeting.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

The Board of Directors has established a Compensation Committee. Mr. Cash and Mr. Dircks were the members of the Compensation Committee for all of 2007. During the year ended December 31, 2007:

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none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

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none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000, except that W. Larry Cash, is the Executive Vice President and Chief Financial Officer of Community Health Systems and during our fiscal year ended December 31, 2007, we provided healthcare staffing services to Community Health Systems resulting in revenues to us of $2.5 million;

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none of the Company’s executive officers served on the Compensation Committee (or another Board committee with similar functions or, if there was no such committee, the entire Board of Directors) of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

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none of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

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none of the Company’s executive officers served on the Compensation Committee (or another Board committee with similar functions or, if there was no such committee, the entire Board of Directors) of another entity where one of that entity’s executive officers served as a director on the Company’s Board.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers other than Messrs. Boshart and Hensel whose information is provided as part of Proposal I:

Name	Age	Position
Vickie Anenberg	43	Executive Vice President, Cross Country Staffing
Susan E. Ball, RN	44	General Counsel
Gregory Greene	48	President, Cross Country Education
Victor Kalafa	54	Vice President, Corporate Development and Strategy
Daniel J. Lewis	51	Principal Accounting Officer
Dr. Franklin A. Shaffer, RN, FAAN	65	Chief Nursing Officer
Anthony Sims	48	President, ClinForce
Jonathan W. Ward	42	President, Cross Country Staffing
Carol D. Westfall	58	President, Cejka Search

Vickie Anenberg has served as Executive Vice President, Cross Country Staffing since January 2006 and formerly as President of Cross Country Staffing since August 2002 and President of the Travel Staffing Division from February 2000 to August 2002. Prior to that, she served as Vice President of the Nursing Division for our predecessor, since 1995. Prior to joining Cross Country Staffing in 1990, she worked for Proctor & Gamble since 1986.

Susan E. Ball, RN has served as General Counsel since May 2004. Prior to that, Ms. Ball served as Corporate Counsel for the Company from March 2002 to May 2004. Before joining the Company, Ms. Ball practiced law at Gunster, Yoakley & Stewart, P.A., a South Florida law firm, from November 1998 to March 2002 and at Skadden, Arps, Slate, Meagher and Flom in New York from 1996 to November 1998. Prior to practicing law, Ms. Ball was a registered nurse. Ms. Ball received her Bachelor of Science in Nursing from The Ohio State University in 1986 and her Juris Doctor degree from New York Law School in 1994.

Gregory Greene became President of Cross Country Education in February 2005. Prior to that, Mr. Greene served at Cross Country Education as a Chief Operating Officer since January 2004 and Controller since August 2002. Before joining Cross Country Education, Mr. Greene was the Controller of ING Financial Services. Mr. Greene holds a B.S. degree in Business Administration and a Masters of Business Administration from Belmont University, Nashville, Tennessee.

Victor Kalafa has served as Vice President of Corporate Development and Strategy since November 2002 and Vice President of Corporate Development since April 2001 and an executive officer since February 2002. Mr. Kalafa has also served as President of MedStaff since October 2003. Mr. Kalafa holds a B.A. degree in History from Lafayette College and an M.B.A. from Columbia University.

Daniel J. Lewis has served as Principal Accounting Officer and an executive officer since August 2002. Prior to that Mr. Lewis was Corporate Controller of the Company. Mr. Lewis also served as Controller of our predecessor since 1992. Mr. Lewis is a C.P.A. and holds a B.B.A. in Accounting from the University of Texas at Austin.

Dr. Franklin A. Shaffer, RN, FAAN has served as Chief Nursing Officer since November 2004 and as President of the Education and Training Division from March 2001 to December 2004. He also served as Vice President in our Education Division since February 1996. Dr. Shaffer has also served as the chief nurse executive in several hospitals and medical centers as well as a nurse in the Army Nurse Corps. In addition, he has been an adjunct faculty in graduate nursing programs at Teachers College, Columbia University, Adelphi University and Hunter College. Dr. Shaffer holds a Doctorate of Education in Nursing Administration and a Masters of Education and a Masters of Arts from Teachers College, Columbia University. He is a fellow of the American Academy of Nursing and in 2006 he received the distinguished R. Louise McManus Medal for his leadership and contributions to the profession.

Anthony Sims has served as President of ClinForce since January 2001, as Executive Vice President of Operations for ClinForce from March 1998 to December 2000 and as Managing Director of ClinForce from August 1997 to March 1998. Before joining ClinForce, Mr. Sims served in various roles, including National Account Executive and Business Development Manager, with the healthcare staffing and support groups at On Assignment from 1991 to August 1996 and as Branch Manager at Kelly Scientific Resources from August 1996 to August 1997. Mr. Sims holds a B.S. in Chemistry from Piedmont College.

Jonathan W. Ward has served as President, Cross Country Staffing since January 2006, and formerly as Executive Vice President, Cross Country Staffing from August 2002 to December 2005, and Chief Marketing and Strategy Officer from 1999 to August 2002. Mr. Ward has been an executive officer since February 2002. He served as Vice President of Marketing at our predecessor since 1995 and Director of Marketing and Business Development since 1993. Mr. Ward holds a B.A. in Political Science from Drew University and an M.B.A. from Rutgers University, Graduate School of Management.

Carol D. Westfall has served as President of Cejka Search since October 2000. Ms. Westfall served as Senior Vice President of Cejka & Company’s Physician Search and Outsourced Executive Search Divisions from August 1999 to October 2000 and Vice President of the Outsourced Executive and Physician Search Division from 1994 to July 1999. Ms. Westfall holds a B.S. degree in Education from Michigan State University and has completed graduate work in Secondary Administration with Purdue University.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Design and Oversight

The Company’s Compensation Committee directs the design and provides oversight of the Company’s executive compensation programs. The various programs and plans covering executive officers are administered by the Company. A detailed discussion of the Committee’s structure, roles and responsibilities and related matters can be found under the heading “Compensation Committee” above and in the Compensation Committee’s Charter on our website at www.crosscountryhealthcare.com under “Investor Relations”.

The Company believes that the compensation of its executives should reflect their success as managers in attaining key operating objectives, such as growth of operating earnings, earnings per diluted share (“EPS”), growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased market price for its stock. The performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, is the basis for determining their overall compensation. It is the Committee’s intention to set total executive compensation sufficiently high to attract and retain a strong, motivated leadership team. The annual incentive bonus is included in the compensation plan to align the financial incentives with the interests of our shareholders.

Philosophy and Executive Compensation Principles

With international operations, the Company must attract and retain executive talent that has the competencies and skills to operate successfully on a multitude of levels. The compensation program is designed to reward those who demonstrate the ability to lead the business as evidenced by financial results and operational excellence. The Compensation Committee believes that these attributes lead to long-term shareholder value creation. The Compensation Committee’s executive compensation principles are to:

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Provide competitive compensation programs to attract, recruit and retain executive talent with high ethical standards and the capability to lead;

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Use variable pay to reward executives for results that drive the Company’s business strategy;

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Use equity-based incentive plans to tie a portion of compensation to the Company’s long-term results and align the executives’ financial interests with those of the shareholders;

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Ensure that compensation in the aggregate is commensurate with the Company’s results;

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Provide a tool for focusing and directing the energies of key executives toward achieving individual and corporate objectives;

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Ensure that the total executive compensation program is affordable, including its impact on earnings; and

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Be transparent so that both executives and shareholders understand the executive compensation program and the objectives it seeks to achieve.

These principles are implemented using various elements that give the Committee the flexibility to adapt the compensation program from time to time to respond to changing needs of the business. For 2007, the Committee used the following elements, the specific rationale and design of which are outlined in more detail below.

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Base salary

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Annual incentive award paid in cash

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Stock options

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Stock appreciation rights

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Shares of restricted stock

The executives also participate in the Company’s employee benefit plans. To the extent a NEO is covered by such benefits, they are disclosed in the compensation tables that follow this discussion.

Compensation Policies

Market positioning. The Compensation Committee’s policy is to manage over time total remuneration (and each element) to the median of the competitive market with opportunity that may reach the 75th percentile or more for outstanding results. This opportunity is reflected in the range of payout opportunity in the annual incentive plan (discussed below). These programs are designed so that total remuneration will fall below the median when results are below target. An individual NEO’s total remuneration (or an element) in any given year may be set above or below median depending on experience, tenure, performance, internal equity or other factors that the Compensation Committee takes into account in setting compensation levels. The Compensation Committee’s process is discussed below in detail.

External market practices. In determining competitive compensation levels for the NEOs, the Compensation Committee takes into account external market practices by reviewing data from publicly-traded companies. The industry competitors with publicly-available data are: AMN Healthcare Services, Inc., Medical Staffing Network Holdings, Inc. and On Assignment, Inc. (Peer Group). The Compensation Committee assesses the data by looking for positions with comparable complexity and scope of responsibility to the positions at the Company.

Peer groups. The Company is similar in size to its industry competitors based solely on revenues. Accordingly, the Compensation Committee believes that the NEO jobs at industry competitors are generally comparable in scope and complexity to the NEO jobs at the Company. Therefore, the Compensation Committee looks at the practices of its industry competitors and finds their compensation levels to be indicators of the competitive market for the Company’s executives.

Other factors influencing compensation. When making compensation decisions, the Compensation Committee takes many other factors into account, including the individual’s performance (particularly over the past year), expected future contributions to the Company’s success, the financial and operational results of individual business units, the financial and operational results of the Company as a whole, the individual’s historical compensation, any retention concern and the CEO’s recommendations in the cases of NEOs other than the CEO. In looking at historical compensation, the Compensation Committee looks at the progression of salary increases over time and also looks at the unvested and vested value inherent in equity awards. For this purpose, the Compensation Committee disregards whether the executive has exercised options or sold shares so that these personal investment decisions do not skew the Committee’s understanding of the aggregate reward opportunity that has been provided. The Compensation Committee uses the same general factors in evaluating the CEO’s performance and compensation as it uses for the other NEOs.

Process. The CEO provides the Compensation Committee with his assessment of the performance of the CFO and his perspective on the factors described above in developing his recommendation for CFO’s compensation, including salary adjustments and equity grant guidelines. The Compensation Committee does not generally review the compensation of the NEOs every year (other than the CEO and CFO) unless the scope of responsibility changes or performance dictates an interim adjustment. The CEO determines the salary of all NEOs other than himself and the CFO and the CEO recommends an annual cash incentive bonus plan for these NEOs to the Compensation Committee for their approval. The Compensation Committee discusses the CEO and CFO in detail and the CEO’s recommendation for the CFO, including how the recommendation compares against the external market data and how the compensation levels of the executives compare to each other and to the CEO’s.

As discussed under “Employment Agreements,” the Company is a party to an employment agreement with the CEO, Mr. Boshart. The salary and bonus given to Mr. Boshart are based on the Compensation Committee’s review of the compensation paid to chief executive officers of comparable healthcare staffing companies, assessment of the Company’s revenue and earnings growth, the success of the Company’s acquisition program as well as the Compensation Committee’s continued evaluation of Mr. Boshart’s leadership of the Company.

Pay Mix. Because the NEOs are in a position to directly influence the overall performance of the Company (or their business units), the NEOs have a significant portion of their compensation at risk through their annual incentive award program. The Company has a strong culture of paying for results, evidenced by the significant percentage of the executive compensation package that is tied to annual performance. The CEO and CFO are awarded annual incentive cash bonuses of up to 70% of base salary that is based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EPS performance and up to 30% of base salary based on subjective performance. For 2008, once the President of Cross Country Staffing meets minimum threshold targets, he will be entitled to receive a range of 7.5%-105% of his base salary if certain contribution income and relative gross profit growth are achieved. A portion of his annual incentive cash bonus is also subjective. The Presidents of Cejka Search and ClinForce are awarded an annual incentive cash bonus solely based on the contribution income of their respective business units.

Forms of Long-Term Incentive Compensation. At the end of December 2007, the Company long-term incentive consisted of stock options, stock appreciation rights and shares of restricted stock. The Compensation Committee believes that the options reward performance through share price appreciation. The Compensation Committee may and has used restricted stock on a selective basis.

Compensation Consultant

Because of the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important to us to retain our executive officers and key employees, we understand that it is important to use various forms of equity awards. In order to ensure an overall effective compensation plan and mix to reach its goals, the Compensation Committee retained an outside compensation consultant in 2006 to evaluate its programs. In October 2006, management solicited proposals from three separate compensation consultants and in December the Committee retained the services of Mercer Human Resources Consulting (“Mercer”), which had not previously conducted any business directly with the Company. In addition to talking to members of the Committee, they also contacted certain of our executive officers and other employees in our human resources department to obtain historical data and insight into previous compensation practices. In preparing its analysis, Mercer utilized 16 peer companies; their recommended peer group consisting of firms comparable in size and industry to us; and a peer group, that our company has typically used, consisting of geographically similar staffing companies to ours. Their recommendations with respect to base salary, bonus and equity incentive compensation, however, were based on their recommended peer group because the companies included in that group were more similar in size to ours and were more consistent in industry focus than the peer group we have historically used. Our Compensation Committee took their recommendations into consideration when establishing executive compensation for fiscal 2007. Mercer reported directly to the Compensation Committee and has not provided any services to the Company since 2007.

Components of the Executive Compensation Program

The Compensation Committee uses various compensation elements to provide an overall competitive total compensation and benefits package that is tied to creating shareholder value, is commensurate with the Company’s results and aligns with the business strategy. The Compensation Committee reviews a tally sheet of all compensation and benefits provided to the NEOs in connection with its compensation decisions. The specific rationale, design, reward process and relating information are outlined below.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for NEOs are determined based on each executive’s position, performance and level of responsibility by using competitive market data. Salary levels are typically considered annually as part of the Company’s performance review process, as well as upon a promotion or other change in job responsibility. Generally, base salary is benchmarked to the 50th percentile or less of the relevant competitive market for that position or peer group, but each NEO may have a base salary above or below the median of the market depending on the NEO’s responsibilities. The Company’s philosophy is that base salaries should meet the objective of attracting and retaining the executive talent, as well as compensating the executive for day to day efforts. Base salary adjustments can affect the value of other compensation and benefit elements. A higher base salary will result in a higher annual incentive, assuming the same level of achievement against goals. The value of long-term incentive granted from time to time is not determined as a multiple of base salary, and therefore, an increase in base salary does not automatically result in an increase in long-term incentive award levels.

Annual Incentive Program

The annual incentive program is a core component of the Company’s pay for results philosophy. The program is heavily weighted to financial results of the Company or relevant business units and the goals are closely linked to business strategy. The program components include the award opportunity (expressed as a percentage of base salary) and the performance measures (such as EPS or EBITDA). To ensure the integrity of the goals and minimize the risk of unanticipated outcomes, each goal has a performance range built around it with a commensurate increase or decrease in the associated award opportunity.

Award opportunities . Each NEO has a target annual incentive award opportunity payable in cash which is expressed as a percentage of salary. If results fall below pre-established threshold levels, the Compensation Committee generally believes the performance does not warrant an incentive. If results exceed pre-established outstanding goals, the cash award payout is capped at the maximum award opportunity. The Compensation Committee believes that having a maximum cap serves to reduce the likelihood of windfalls and makes the maximum cost of the plan predictable. The award opportunity is established for each executive based on market practice, the desired emphasis on pay at risk (more pay at risk for more senior executives) and internal equity (comparably positioned executives should have comparable award opportunities). Messrs. Boshart, Hensel and Ward also have a subjective component to their bonus plans.

Annual Incentives for CEO and CFO. The annual incentive plan for Joseph A. Boshart, our CEO, and Emil Hensel, our CFO, has two components:

The objective portion of the Annual Incentive Plan has a target cash bonus of 70% of base salary tied to the achievement of meeting certain EBITDA and EPS targets. 60% of this 70% opportunity is weighted toward the EBITDA component of the Plan and 40% is weighted toward achieving the EPS component of the Plan. The same weight will be applied in 2008. A range of results is established for each of these goals, from a threshold to a maximum cash award. For example, in 2007, Mr. Boshart was entitled to receive a range of 12%-75% of his base salary based on the EBITDA component and 8%-50% of his base salary based on the EPS component. In 2007, Mr. Hensel was entitled to receive a range of 12%-69% of his base salary based on the EBITDA component and 8%-46% based on the EPS component. These annual incentive bonuses are typically paid in February following the year in which they were earned.

The Compensation Committee establishes these EBITDA and EPS targets and the weighting of each goal during the Company’s first Compensation Committee meeting each year. The process for setting the goals begins with the management team establishing preliminary goals based on prior year’s results, strategic initiatives, industry performance and projected economic conditions in the United States. The Compensation Committee assesses the difficulty of the goals and their implications for share price appreciation, revenue growth and other related factors. The iterative process results in final goals presented by management to the Compensation Committee at its February meeting.

The subjective portion of the Annual Incentive Plan for the CEO and CFO has a target cash bonus of up to 30% of base salary. The use of subjective criteria requires the Compensation Committee to weigh a multitude of subjective factors relative to the specific responsibilities of the NEO. This process allows the Compensation Committee to evaluate the performance of these NEOs and to recognize their contributions in light of the changing needs of the Company as the nation’s economy and the healthcare staffing industry evolve.

Over the past three years, there have been two payouts under the objective portion of the Annual Incentive Plan. Including the subjective portion, the payout percentage over the past three years has been approximately 44% of the base salary. Generally, the Compensation Committee seeks to set the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

The Company is in a cyclical business which is influenced by economic and labor market cycles that are outside the Company’s control. It is important that the executive team manage short-term performance closely to be able to adjust strategy and execution in quick response to external cycle changes. EPS keeps the management team focused on producing results that align with investor expectations. EBITDA is a financial measure of operating performance which is a key driver of the long term shareholder returns and is not impacted by short term fluctuation in financial markets that are outside the control of the Company’s executives. The Company’s business strategy is to earn returns in excess of its cost of capital. This measure is in the incentive plan to align executive pay with the business strategy of the Company. For the financial metric, the determination is formulaic unless the Committee exercises its discretion to reduce the award earned for the performance delivered. The annual incentive is calculated based on actual results compared to the performance goals for each measure. The total annual incentive is equal to the sum of the amounts determined separately for each measure, plus an amount for the subjective portion of the evaluation.

The CEO recommends to the Compensation Committee the operational objectives each year for both himself and the CFO, which are tied to business initiatives. The Compensation Committee may accept, adjust or reject such recommendations and also makes the sole determination of the CEO’s compensation. The Company believes that to disclose these operational objectives, even after the end of the year, would expose the Company to competitive harm. For 2008, it is possible that the threshold operational objectives will be achieved by the CEO and the CFO.

Each of the CEO and the CFO for the fiscal year ended December 31, 2007, received the following payments in March 2008 under the annual incentive plan:

Name	Bonus Award
Joseph A. Boshart	$236,300
Emil Hensel	$161,500

Annual Incentives for the Presidents of Cross Country Staffing, Cejka Search and ClinForce . The annual incentive goals for the Presidents of Cross Country Staffing, Cejka Search and ClinForce are based solely on the financial results of their respective business units, which operational objectives and targets are recommended to the Committee by the CEO each year for approval at the February meeting.

Mr. Ward, the President of Cross Country Staffing, in 2007, was entitled to receive a range of 7.5%-105% of his base salary if certain contribution income and relative gross profit growth targets were achieved by his business unit. Mr. Ward also has a subjective component in his incentive plan. In 2007, Mr. Ward received a subjective bonus of $56,000 based on Cross Country Staffing’s increase in market share and increase in gross margin relative to competitors. He did not receive any bonus based on the objective portion of his 2007 annual incentive bonus plan. In 2008, Mr. Ward has a similar incentive plan in 2008 and is eligible to receive 7.5%-105% of his salary.

With respect to Mr. Sims, the President of ClinForce, and Ms. Westfall, the President of Cejka Search, the metric used to measure performance for these annual incentives is the contribution income of those individual businesses. This criterion will be applied in 2008. The annual incentive is calculated based on actual results compared to the performance goals for each measure. A range of results is established for each of these goals, from a threshold to a maximum cash award. For example, in 2007, Ms. Westfall was entitled to receive up to 92% of her base salary if certain contribution income targets were achieved. Mr. Sims was entitled to receive up to 120% of his base salary in 2007 if certain contribution income targets were achieved. Mr. Sims’ annual incentives for the third and fourth quarters of 2007 were based on the performance of the clinical trial staffing business, including Metropolitan Research which was acquired in August 2006.

The annual incentive bonuses for Mr. Sims and Ms. Westfall are paid on a quarterly basis with the final payment being made in the first quarter following the completion of the fiscal year. Mr. Ward’s annual incentive bonus is typically paid in February in the year following the year in which it is earned. The Company believes that to disclose the business unit financial and operational objectives for the NEOs, even after the end of the year, would expose those businesses to competitive harm. For 2008, it is possible that the threshold operational objectives will be achieved if the business units continue to perform as they have in 2007. Historically, Mr. Sims and Ms. Westfall have achieved their operational objectives at or above the target level.

Each of the Presidents for Cejka Search, ClinForce and Cross Country Staffing for the fiscal year ended December 31, 2007, received the following payments under their 2007 Annual Incentive Plans:

Name	Bonus Award
Carol Westfall	$130,000
Anthony Sims	$242,475
Jonathan W. Ward	$ 56,000

Long-term Incentives

The Compensation Committee uses equity based awards from time to time to focus executives on long-term performance and to align executives’ financial interests with those of shareholders. It also allows the Company to maintain competitive levels of compensation. During the past five years, the Compensation Committee has granted senior executives stock options, stock appreciation rights and/or restricted stock awards which vest over time. The awards were granted under our Amended and Restated 1999 Stock Option Plan, our Amended and Restated 1999 Equity Participation Plan and The 2007 Stock Incentive Plan (“2007 Plan”). The 2007 Plan was approved by our stockholders at its 2007 Annual Meeting of Stockholders, held in May. The Plan provides for the issuance of stock options, stock appreciation rights, restricted stock, performance shares, and other stock-based awards, all as defined by the Plan, to eligible employees, consultants and non-employee Directors.

We had reserved for issuance 1,500,000 shares of Common Stock under our 2007 Plan, of which 1,200,000 shares may be used for awards that are not “appreciation awards” (including restricted stock, performance shares or certain other stock-based awards). The Company manages its share reserves carefully. As of March 7, 2008, 173,900 stock options and stock appreciation rights and 92,775 restricted shares were outstanding under this plan. During 2007, the Company did not grant stock options to its senior executive officers, but granted 35,490 stock appreciation rights and 71,487 restricted shares to its senior executive officers. In addition, in 2007, 16,500 options, 135,010 stock appreciation rights and 13,113 restricted shares were granted to other employees. Total grants in 2007 represented less than 0.1% of shares of Common Stock outstanding as of December 31, 2007, The earnings impact in 2007, accounted for under Financial Accounting Standard Board No. 123(Revised 2004), Share-Based Payment (“FASB Statement No. 123(R)”), was less than $0.01 per share.

We had reserved for issuance 2,145,515 shares of Common Stock under our Amended and Restated 1999 Stock Option Plan, subject to adjustment for stock splits or similar corporate events. As of March 7, 2008, there were options outstanding to purchase an aggregate of 814,158 shares of Common Stock under such plan. No additional options will be granted under our Amended and Restated 1999 Stock Option Plan, since our 2007 Stock Incentive Plan was approved in May 2007.

We had reserved for issuance 2,252,486 shares of Common Stock under our Amended and Restated Equity Participation Plan, subject to adjustment for stock splits or similar corporate events. As of March 7, 2008, there were options outstanding to purchase an aggregate of 1,362,974 shares of Common Stock under such plan. No additional options will be granted under our Amended and Restated Equity Participation Plan, since our 2007 Stock Incentive Plan was approved in May 2007.

In order to develop an overall effective compensation plan, the Compensation Committee retained Mercer in December 2006 to evaluate the Company’s compensation practices and provide recommendations regarding the achievement of certain objectives, such as retention and rewarding consistent long-term performance. As a result of Mercer’s recommendations, we implemented and our shareholders approved the Company’s 2007 Stock Incentive Plan in May 2007.

Our 2007 Stock Incentive Plan provides for the granting of options to purchase shares of our Common Stock, stock appreciation rights and shares of restricted stock to eligible employees or consultants and non-employee directors. Each stock option granted under our 2007 Stock Incentive Plan is either intended to qualify as an incentive stock option or is a non-qualified stock option. Under our 2007 Stock Incentive Plan, all of our employees, consultants and non-employee directors are eligible to be granted nonqualified stock options, stock appreciation rights, performance shares, restricted stock and other stock-based awards. In addition, our employees and employees of our affiliates that qualify as subsidiaries or parent corporations (as defined under Section 424 of the Internal Revenue Code) are eligible to be granted incentive stock options under such plan.

Under the 2007 Stock Incentive Plan, the maximum number of shares of Common Stock with respect to which any stock option, stock appreciation right or shares of restricted stock that are subject to the attainment of specified performance goals and intended to satisfy Section 162(m) of the Internal Revenue Code and may be granted during any fiscal year to any eligible employee or consultant will be 250,000 shares (per type of award). The total number of shares of Common Stock with respect to all awards that may be granted under the 2007 Stock Incentive Plan during any fiscal year to any eligible employee or consultant will be 500,000 shares. There are no annual limits on the number of shares of Common Stock with respect to an award of restricted stock that are not subject to the attainment of specified performance goals to eligible employees or consultants. The maximum number of shares of Common Stock with respect to any award of performance shares to an eligible employee or consultant during any fiscal year is 250,000 shares. The maximum number of shares of Common Stock with respect to which any stock option (other than incentive stock options), stock appreciation right, performance share or other stock-based award that may be granted under the 2007 Stock Incentive Plan during any fiscal year to any non-employee director will be 100,000 shares (per type of award). The total number of shares of Common Stock with respect to all awards that may be granted under the 2007 Stock Incentive Plan during any fiscal year to any non-employee director will be 250,000 shares.

The 2007 Stock Incentive Plan is currently administered by the Compensation Committee of our Board of Directors. The exercise price of options granted under our 2007 Stock Incentive Plan is determined by the Committee. In the case of incentive stock options granted to ten percent stockholders, the exercise price cannot be less than 110% of the fair market value of the Common Stock at the time of such grant. In the event of a change of control of our Company, stock options granted and not previously exercisable will become exercisable unless the Committee determines in good faith that an alternative option will be substituted.

Equity-based awards for senior executives have historically not been given annually but have been given from time to time to supplement the senior executives’ compensation for retention purposes. Equity-based awards for senior executives are generally made based on the executive’s position, experience and performance, prior equity-based compensation awards and competitive equity-based compensation levels. For the senior executives, in 2007, their long term incentive consisted of a combination of stock appreciation rights and restricted stock of the Company.

Stock options are issued with an exercise price at 100% of the fair market value on the grant date to assure that executives will receive a benefit only when the stock prices increase. Options granted in 2007 vest 25% per year over four years, and, if not exercised expire in ten years (or earlier in the case of termination of employment). The Compensation Committee determines the terms and conditions of stock options grants taking into account market practices and the objectives of the compensation program. Retaining key talent is a key factor for the Compensation Committee in considering the level of stock option awards and the vesting schedule.

Equity awards are typically approved by the Compensation Committee at its regularly scheduled meetings in February, May and August of each fiscal year. At the regularly scheduled meeting in May of each fiscal year (immediately following the Annual Meeting of Stockholders), the Compensation Committee grants a pre-established number of restricted shares to the re-elected non-employee independent Board members (other than nominees of CEP III). These restricted shares are granted effective the first day of the first month immediately following the annual meeting. The CEO recommends the individual grants for all other eligible employees and presents the Compensation Committee with a schedule of proposed grants. The grant date of such awards is the date the Compensation Committee approves such grants. The Compensation Committee may make grants at other times during the year as it deems appropriate. All equity awards must be approved by the Compensation Committee. The Company’s current practice is to set the exercise price at the closing price on the date of grant.

Deferred Compensation Plan

The Board of Directors adopted the Deferred Compensation Plan, an unfunded non-qualified deferred compensation arrangement, effective as of January 1, 2004. Designated executives of the Company may elect to defer the receipt of a portion of their annual base salary, bonuses, commission and, prior to January 1, 2005, the delivery of stock option gains, to the Company’s Deferred Compensation Plan. The Company may also make a discretionary contribution to the Deferred Compensation Plan on behalf of certain participants. Participants are immediately fully vested in any deferrals of annual base salary, bonuses, commissions and stock option gains and generally become vested in Company contributions after three years from the date such contribution is made to the plan. A participant’s account balance will also become fully vested upon the occurrence of a change in control or upon a participant’s retirement, death during employment or disability. Generally, payments under the Deferred Compensation Plan automatically commence upon a participant’s retirement, termination of employment or death during employment; however, under certain limited circumstances described in the Plan, participants may receive distributions during employment. Benefits under the Deferred Compensation Plan are payable solely by the Company. To enable the Company to meet its financial commitment under the Deferred Compensation Plan, assets may be set aside in a corporate-owned vehicle. These assets are available to all general creditors of the Company in the event of the Company’s insolvency. Participants of the Deferred Compensation Plan are unsecured general creditors of the Company with respect to the Deferred Compensation Plan benefits.

401(k) Plan

We maintain a 401(k) Plan. The plan permits eligible employees to make voluntary, pre-tax contributions to the plan up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution to the plan equal to a pre-determined percentage of an employee’s voluntary, pre-tax contributions and may make an additional discretionary profit sharing contribution to the plan, subject to applicable tax limitations. Eligible employees who elect to participate in the plan are generally vested in any matching contribution after three years of service with the Company. The plan is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code so that contributions to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that our contributions, if any, will be deductible by us when made.

Other Benefits

Executives participate in the health and dental coverage, company-paid term life insurance, disability insurance, paid time off and paid holidays programs applicable to other employees in their locality. These benefits are designed to be competitive with overall market practices and are in place to attract and retain the talent needed in the business.

Employment Agreements

We are party to employment agreements with each of Joseph A. Boshart and Emil Hensel, pursuant to which Mr. Boshart serves as our President and Chief Executive Officer and Mr. Hensel serves as our Chief Financial Officer. The initial term of each agreement expired on July 29, 2002. Upon expiration of such initial term, each agreement automatically renewed for a one-year term, and will continue to renew for successive one-year terms unless prior to the end of such renewal term either party has given at least 90 days’ prior written notice of its intention not to renew the agreement. Messrs. Boshart and Hensel currently receive annual base salaries of $484,000 and $330,750, respectively. These salaries are subject to an annual review by the Compensation Committee of the Board of Directors, and each of Messrs. Boshart and Hensel is eligible to receive an annual bonus. Messrs. Boshart and Hensel are eligible to participate in all benefit plans and fringe benefit arrangements available to our senior executives. If either executive’s employment is terminated without cause, the executive will be entitled to the greater of (x) base salary, for the balance of the renewal term, certain other benefits provided in the agreement and bonus for the fiscal year in which termination occurs or (y) one year’s base salary in effect as of the date of termination. Each of Messrs. Boshart and Hensel is subject to a two-year post-termination noncompetition covenant. However, if either executive’s employment is terminated without cause, then the non-competition agreement will be effective only if we continue to pay the executive’s base salary, bonus and other benefits provided in the agreement for the term of the noncompetition covenant. We are permitted to terminate the noncompetition covenant, and related payments, upon 30 days’ prior written notice.

Severance/Change of Control Arrangements

In October, 2003, our Board of Directors adopted an Executive Severance Policy (the “Severance Policy”). Pursuant to the Severance Policy, each of the executive officers of the Company (other than Messrs. Boshart and Hensel, whose arrangements are included in their respective employment agreements) will be entitled to severance payments and benefits if within 60 days prior to, or within six months after, a Change of Control (as defined in the Severance Policy) of the Company, such employee is terminated without cause, has his or her responsibilities significantly reduced, has his or her base salary or benefits reduced, or is relocated more than 35 miles from his or her current location. Under the Severance Policy, in such an event, each executive officer of the Company would receive severance pay for a period of one year at a rate equal to the rate of such employee’s base salary in effect immediately prior to such Change of Control. In addition, during such period, the Company would continue to make group health, life or other similar insurance plans available to such executive officer and his or her dependents, and the Company will pay for, such group health, life and other similar insurance plans to the extent paid prior to the termination of employment. As of December 31, 2007, the annual base salary for Mr. Sims, Mr. Ward and Ms. Westfall was $225,000, $280,000 and $230,000, respectively. As of January 6, 2008, Mr. Ward’s salary was adjusted to $291,200.

Additional Executive Compensation Policies

10b5-1 plans. The Compensation Committee believes that executives should be able to plan for their own financial security, including diversifying their investment portfolio. Therefore, the Compensation Committee has approved using 10b5-1 plans to facilitate the planned exercise of options and the sale of shares. These plans facilitate sales of the executives’ shares through a broker without the executive’s direct involvement in such sales, subject to minimum price thresholds, such that such sales are not subject to the executive’s access to material non-public information.  Currently, Messrs. Hensel and Ward and Ms. Annenberg have 10b5-1 plans.

Perquisites

We limit the perquisites that we make available to our executive officers, particularly in light of recent developments with respect to corporate crime and abuse involving perquisites. Other than Mr. Sims’s $6,000 annual car allowance, our executives are entitled to no perquisites that are not otherwise available to all of our employees. In this regard, it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(e)		Total ($)
Joseph A. Boshart President and Chief Executive Officer	2007 2006	475,876 434,461	236,300 100,000	19,194 —	5,036 —	— —	— —	6,750 6,600		743,156 541,061
Emil Hensel Chief Financial Officer	2007 2006	327,842 312,000	161,500 75,000	12,478 —	3,273 —	— —	— —	6,750 6,600		511,843 393,600
Anthony Sims President of ClinForce	2007 2006	218,654 198,830	242,475 118,200	6,720 —	1,763 —	—	—	12,750 12,600	(f) (f)	482,362 329,630
Carol Westfall President of Cejka Search	2007 2006	230,000 230,000	130,000 182,000	4,801 —	1,259 —	— —	— —	6,750 6,600		372,810 418,600
Jonathan W. Ward President of Cross Country Staffing	2007 2006	280,000 243,550	56,000 61,000	9,597 —	2,518 —	—	—	6,750 6,600		354,865 311,150

———————

(a)

Salary amount represents amount paid in 2007. Prior year amounts for Messrs. Boshart and Hensel have been adjusted to conform to current year presentation.

(b)

Bonus amount represents bonus earned for the 2007 year.

(c)

Stock awards consist of restricted stock granted under the 2007 Plan. The fair value of restricted stock is valued at the closing price on the date of grant, October 1, 2007, which was $18.25. Amount reported represents pro rata portion of compensation expense, recognized ratably over the four year vesting period, as per FASB Statement No. 123(R), disregarding an estimate for forfeitures.

(d)

Option Awards consist of stock appreciation rights to be settled in stock, granted under the 2007 Plan. Stock appreciation rights are valued using the Black-Scholes model. The Company used the following assumptions to estimate the fair value of the options: expected dividend yield – 0%, expected volatility – 49%, risk-free interest rate – 4.3%, and expected life – 6 years. Amount reported represents pro rata portion of compensation expense, recognized ratably over the four year vesting period, as per FASB Statement No. 123(R), disregarding an estimate for forfeitures.

(e)

Amounts consist of employer matching contributions to our 401(k) plan.

(f)

Amount includes an auto allowance of $6,000.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number Of Shares Of Stock Or Units (i)	All Other Option Awards: Number Of Securities Underlying Options (j)	Exercise Or Base Price Of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Options Awards($) (a) (l)
Name (a)	Grant Date (b)	Thresh- old ($)(c)	Target ($)(d)	Maxi- mum ($)(e)	Thresh- old ($)(f)	Target ($)(g)	Maxi- mum ($)(h)
Joseph A. Boshart	10/1/2007	—	—	—	—	—	—	16,920	8,400	18.25	389,811
Emil Hensel	10/1/2007	—	—	—	—	—	—	10,998	5,460	18.25	253,377
Anthony Sims	10/1/2007	—	—	—	—	—	—	5,922	2,940	18.25	136,434
Carol Westfall	10/1/2007	—	—	—	—	—	—	4,230	2,100	18.25	97,453
Jonathan W. Ward	10/1/2007	—	—	—	—	—	—	8,460	4,200	18.25	194,905

———————

(a)

Grant date fair value is calculated by multiplying the number of shares times the fair value per award. Refer to the footnotes to the Summary Compensation Table above.

OUTSTANDING EQUITY AWARDS AT 2007 YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Joseph A. Boshart	34,405 172,697 172,697 37,777 37,778 9,000 25,000	8,400	—	7.75 11.62 15.50 19.37 23.25 10.38 15.60 18.25	12/16/2009 12/16/2009 12/16/2009 12/16/2009 12/16/2009 4/11/2013 2/16/2015 10/1/2017	16,920	240,941	—	—
Emil Hensel	73,953 138,157 30,222 30,223 15,000 23,000	5,460	—	11.62 15.50 19.37 23.25 10.38 15.60 18.25	12/16/2009 12/16/2009 12/16/2009 12/16/2009 4/11/2013 2/16/2015 10/1/2017	10,998	156,612	—	—
Anthony Sims	5,496 25,404 25,404 5,557 5,557 15,000	2,940	—	12.38 18.57 24.76 30.95 37.13 15.60 18.25	4/1/2011 4/1/2011 4/1/2011 4/1/2011 4/1/2011 2/16/2015 10/1/2017	5,922	84,329	—	—
Carol Westfall	3,946 6,449 1,411 1,409 10,000	2,100	—	11.62 15.50 19.37 23.25 15.60 18.25	12/16/2009 12/16/2009 12/16/2009 12/16/2009 2/16/2015 10/1/2017	4,230	60,235	—	—
Jonathan W. Ward	23,821 53,133 56,133 12,279 12,278 12,000 20,000	4,200	—	7.75 11.62 15.50 19.37 23.25 10.38 15.60 18.25	12/16/2009 12/16/2009 12/16/2009 12/16/2009 12/16/2009 4/11/2013 2/16/2015 10/1/2017	8,460	120,470	—	—

OPTION EXERCISES AND STOCK VESTED IN 2007

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c) (1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Joseph A. Boshart	21,340	147,889	—	—
Emil Hensel	65,973	563,553	—	—
Anthony Sims	14,000	120,147	—	—
Carol Westfall	12,454	73,029	—	—
Jonathan W. Ward	3,000	37,520	—	—

———————

(1)

Value realized represents the difference between the market price of the underlying shares at exercise and the exercise price of the options. Mr. Boshart has effectively deferred the amount realized by holding the 21,340 shares. Mr. Hensel has deferred $382,112 of value by holding 48,600 shares.

2007 DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)(1)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
W. Larry Cash	59,000	8,035	13,473	—	—	—	80,508
Gale Fitzgerald	38,000	8,035	—	—	—	—	46,035
Joseph Trunfio	42,500	8,035	13,473	—	—	—	64,008

———————

(1)

The grant-date fair value of the stock awards granted in 2007 to each Director was $50,004. The aggregate shares underlying option awards that were outstanding as of December 31, 2007 were: W. Larry Cash- 30,500 (of which 26,750 are exercisable within 60 days of March 7, 2008), and Joseph Trunfio- 28,500 (of which 24,750 are exercisable within 60 days of March 7, 2008).

Director Compensation and Other Arrangements

We do not pay cash compensation to our employee directors or directors affiliated with Charterhouse. Messrs. Cash and Trunfio and Ms. Fitzgerald each received cash compensation in the amount of $2,000 per “in-person” board meeting attended and $1,000 per telephonic board meeting attended in 2007. In addition, both Messrs. Cash and Trunfio and Ms. Fitzgerald each received an annual retainer of $20,000. Mr. Cash received additional cash compensation of $15,000 during 2007 for serving as Audit Committee Chair. Messrs.Cash and Trunfio and Ms. Fitzgerald also each received $1,500 per meeting of the Audit, Compensation and Nominating Committees attended.

In 2008, Messrs. Cash and Trunfio and Ms. Fitzgerald will each receive cash compensation in the amount of $2,000 per “in-person” board meeting attended and $1,000 per telephonic board meeting attended. In addition, Messrs. Cash and Trunfio and Ms. Fitzgerald will each receive an annual retainer of $20,000 (to be paid in equal quarterly installments). Mr. Cash will receive an additional annual cash compensation of $15,000 during 2008 for serving as Audit Committee Chair (to be paid in equal quarterly installments). Messrs. Cash and Trunfio and Ms. Fitzgerald will also each receive $1,500 per meeting of the Audit, Compensation and Nominating Committees attended.

All directors are also reimbursed for the expenses they incur in attending meetings of the Board or Board committees.

In accordance with our 2007 Stock Incentive Plan, Messrs. Cash and Trunfio and Ms. Fitzgerald are each eligible to receive a grant of restricted shares of Common Stock as of the first day of the month following our Annual Meeting. Each such grant consists of a number of shares of restricted Common Stock equal to approximately $50,000, based on the closing price of the Company’s Common Stock on the date of grant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

THE COMPENSATION COMMITTEE

W. Larry Cash
Thomas C. Dircks

RELATED PARTY TRANSACTIONS

On an ongoing basis, the Audit Committee reviews all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under Nasdaq’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

Our Director, W. Larry Cash, is the Executive Vice President and Chief Financial Officer of Community Health Systems. During our fiscal year ended December 31, 2007, we provided healthcare staffing services to Community Health Systems resulting in revenues to us of $2.5 million.

Our Director, Joseph Trunfio, is the Chief Executive Officer and President of Atlantic Health System. During our fiscal year ended December 31, 2007, we provided healthcare staffing services to Atlantic Health System resulting in revenues to us of $1.4 million.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, including the Company’s internal controls, the quality of its financial reporting, and the independence and performance of the Company’s independent registered public accounting firm. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.crosscountryhealthcare.com.

Management has the primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The Company’s independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with U.S. generally accepted accounting principles, as well as expresses an opinion on the effectiveness of internal control over financial reporting, and discusses with us any issues they believe should be raised with us.

The Audit Committee reviewed the Company’s unaudited financial statements for each calendar quarter of 2007 as well as the Company’s audited financial statements for the 2007 fiscal year and reviewed and discussed the financial statements with management and Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm. Management has represented to us that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

We have received from E&Y the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with E&Y its independence from the Company and its management. The Audit Committee also discussed with E&Y any matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

.
THE AUDIT COMMITTEE

W. Larry Cash
Gale Fitzgerald
Joseph Trunfio

PROPOSAL II

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm for Cross Country for the fiscal year ended December 31, 2007 was Ernst & Young LLP (“E&Y”). The Audit Committee has appointed E&Y, subject to ratification by the stockholders, to audit the financial statements of the Company for the fiscal year ending December 31, 2008. Although stockholder ratification of the Audit Committee’s appointment of E&Y is not required, the Board of Directors considers it desirable for the stockholders to ratify/endorse the selection of the independent registered public accounting firm. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. In arriving at its appointment, the Audit Committee reviewed the performance of E&Y in prior years, as well as the firm’s reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed its satisfaction with E&Y in these respects. E&Y’s fees for services rendered during the fiscal years ended December 31, 2007 and December 31, 2006 were:

	2007	2006

Audit Fees	$1,140,371	$1,345,556
Audit-Related Fees	50,021	—
Tax Fees	205,702	116,348
All Other Fees	2,969	1,950
Total	$1,399,063	$1,463,038

Audit Fees consist of the fees billed for professional services rendered for the Company’s annual financial statements and review of the financial statements included in the Company’s Form 10-Q and services that are provided in connection with statutory and regulatory filings or engagements. Audit Fees for 2006 and 2007 included three quarterly reviews for each year. This category also includes: fees for comfort letters, consents, assistance with and review of documents filed with the SEC, Section 404 attest services, work done by tax professionals in connection with the audit or quarterly review, and accounting consultations billed as audit services, as well as other accounting and financial reporting consultation and research work necessary to comply with generally accepted auditing standards.

Audit-Related Fees consist of the fees for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s financial statements and are not reported under Audit Fees. Audit Related Fees include the fees related to additional testing required as a result of the Company’s 2007 acquisitions.

Tax Fees consist of services rendered for tax compliance, advice and planning. Tax Fees include fees for tax return preparation.

All Other Fees consist of fees for products and services other than the services reported above.

All of the fees described above were approved by the Audit Committee in advance. None of the hours expended by E&Y on the audit of the Company’s financial statements in 2007 and 2006 were performed by persons other than E&Y’s full time, permanent employees. E&Y has audited the Company’s financial statements since the year of its establishment in 1999.

The Audit Committee has considered, and is satisfied that, the provision of the services provided by E&Y represented under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining the principal accountants’ independence.

The Audit Committee deems the ratification of the selection of E&Y as the independent registered public accounting firm of the Company to be in the best interest of the Company and its stockholders and recommends that holders of the Common Stock vote FOR Proposal II.

The affirmative vote of holders of a majority of shares represented at the Annual Meeting, in person or by proxy and entitled to vote is required for the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Representatives of E&Y are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

It is the Company’s policy that the Audit Committee pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. The Audit Committee will consider annually and, if appropriate, approve the scope of the audit services to be performed during the fiscal year. The Chairman of the Audit Committee has been vested with the authority to approve or pre-approve services to be provided by the independent auditors when expedition of services is necessary, provided that the Chairman reports any approval or pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee is prohibited from delegating its responsibility to pre-approve services of the independent auditor to management. None of the services of the independent auditors were approved by the Audit Committee pursuant to a waiver of the Commission’s rules regarding pre-approval.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, references to the Audit Committee Charter and reference to the independence of the Audit Committee members are not deemed filed with the Securities and Exchange Commission, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

DEADLINES FOR SUBMISSION OF
PROXY PROPOSALS AND OTHER BUSINESS

Stockholder proposals intended to be included in the Proxy Statement and form of proxy for the Annual Meeting of Stockholders to be held in 2009, in addition to meeting certain eligibility requirements established by the Commission, must be in writing and received by the General Counsel at the Company’s principal executive offices on or prior to December 31, 2008. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. Notice of any stockholder proposal must include various matters as prescribed by the SEC, including a clear and concise description of the proposal, and the reasons for proposing it. The proxy solicited by the Board of Directors for the 2009 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

ANNUAL REPORT

The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 13, 2008 and is available free of charge through our Internet website, www.crosscountryhealthcare.com. Stockholders may obtain a printed copy of the Form 10-K by writing to the Investor Relations department of the Company at 6551 Park of Commerce Blvd. N.W., Boca Raton, Florida, 33487. In response to such request, the Company will furnish without charge the Form 10-K including financial statements, financial schedules and a list of exhibits. A copy of the Annual Report of the Company for the year ended December 31, 2007, which includes the Form 10-K, is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

By Order of the Board of Directors,

Stephen W. Rubin
Secretary

April 7, 2008

PROXY

CROSS COUNTRY HEALTHCARE, INC.

6551 Park of Commerce Boulevard, NW

Boca Raton, Florida 33487

This Proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated April 7, 2008, hereby appoints Joseph A. Boshart and Thomas C. Dircks as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of Cross Country Healthcare, Inc. held of record by the undersigned on March 7, 2008, at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on Thursday, May 6, 2008 at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036-8299 and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

CROSS COUNTRY HEALTHCARE, INC.’S BOARD OF DIRECTORS RECOMMENDS

A VOTE ‘‘FOR’’ THE FOLLOWING PROPOSALS

1.   PROPOSAL TO ELECT SEVEN DIRECTORS

FOR all nominees listed below

WITHHOLD AUTHORITY

TERMS EXPIRING AT THE 2009

(except as marked to the contrary) ☐

to vote for all nominees listed below ☐

ANNUAL MEETING.

Joseph A. Boshart, Emil Hensel, W. Larry Cash, C. Taylor Cole, Jr., Thomas C. Dircks, Gale Fitzgerald and Joseph Trunfio

INSTRUCTION: To withhold authority to vote for any individual, write that nominee’s name on the space provided below.

_____________________________________________________________________________________________________

2.   PROPOSAL TO APPROVE AND RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

☐  FOR                                                 ☐  AGAINST                                                 ☐  ABSTAIN

3.   IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(See reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

Dated: _______________________________________________________________________, 2008

Signature

Signature
MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send

you a notice that proxy information is available on the

Internet, instead of mailing you a complete set of materials.                  ☐

Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

Please sign exactly as names appear on this Proxy. Where shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 6, 2008

PROXY STATEMENT

GENERAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

PROPOSAL I  ELECTION OF DIRECTORS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

SUMMARY COMPENSATION TABLE

GRANTS OF PLAN-BASED AWARDS

OUTSTANDING EQUITY AWARDS AT 2007 YEAR-END

OPTION EXERCISES AND STOCK VESTED IN 2007

2007 DIRECTOR COMPENSATION TABLE

COMPENSATION COMMITTEE REPORT

RELATED PARTY TRANSACTIONS

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

PROPOSAL II  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DEADLINES FOR SUBMISSION OF PROXY PROPOSALS AND OTHER BUSINESS

ANNUAL REPORT

PROXY CARD